UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2012

Cytokinetics, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 624 - 3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 7, 2012, Cytokinetics, Incorporated (the “Company”) announced the resignation of James A. Spudich, Ph.D. from the Company’s Board of Directors (the “Board”), effective March 5, 2012. Dr. Spudich’s resignation is not the result of any disagreement with the Company.

(d) On March 5, 2012, the Board appointed Mr. Sandford D. Smith as a new Class II director of the Company and as a member of the Company’s Compensation and Talent Committee. In connection with this appointment, Mr. Smith was granted an option to purchase 40,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock, as listed on NASDAQ, on March 5, 2012. The option, granted under the Company’s 2004 Equity Incentive Plan, will vest in equal monthly installments over 36 months until all of such shares are fully vested, subject to Mr. Smith’s continued service relationship with the Company during such period.

(e) On March 5, 2012, the Compensation & Talent Committee of the Board (the “Committee”) voted to approve stock option grants for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) with respect to the performance of the Company and such officers for the fiscal year ended December 31, 2011. All such stock options were granted under the Company’s 2004 Equity Incentive Plan. Options granted to the named executive officers had an exercise price of $1.05 per share, the closing price of the Company’s common stock, as listed on NASDAQ, on March 5, 2012, the date of grant. The options will vest in equal monthly installments over 48 months, until all such shares are fully vested, subject to the individual’s continued service relationship with the Company during such period. The stock option grants were based on a review of each named executive officer’s respective 2011 performance relative to both the Company’s and, except for the President and Chief Executive Officer, the individual’s goals, the role the named executive officer is expected to play in 2012, competitive data provided by third-party executive compensation consultants, and other factors. The stock option grants approved by the Committee were as follows:

Name	Title	Grants
Robert I. Blum	President and Chief Executive Officer	450,000
Sharon A. Barbari	Executive Vice President, Finance and Chief Financial Officer	175,000
David W. Cragg	Senior Vice President, Human Resources	90,000
Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	175,000

Given the Company’s need to conserve cash resources, no cash bonuses or merit increases were awarded for 2011 performance.

At the February 8, 2012 Committee meeting, the Committee established the prospective 2012 target bonus award percentages for the named executive officers. Under the Company’s Executive Bonus Plan, for 2012, the target bonus for the President and Chief Executive Officer is 50% of his base salary, the target bonus for individuals at the Executive Vice President level is 40% of the individual’s base salary, and the target bonus for individuals at the Senior Vice President level is 30 to 35% of the individual’s base salary.

Additional information regarding compensation of the named executive officers, including the factors considered by the Committee in determining compensation, will be included in the Company’s 2012 proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No. Description
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99.1 Press Release, dated March 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

March 7, 2012	By:	/s/ Sharon Barbari
Name: Sharon Barbari
Title: Executive Vice President, Finance and Chief Financial Officer